EXHIBIT 99.1
FOR IMMEDIATE RELEASE

MILLENNIUM INDIA ACQUISITION COMPANY ANNOUNCES PROPOSED TRANSACTION EQUITY STAKE IN SMC GROUP BY BENNETT COLEMAN & CO.

New York – March 24, 2007 – Millennium India Acquisition Company, Inc. (MQC-AMEX)  (“MIAC”) today announced that the leading New Delhi based financial media and investment firm, Bennett Coleman & Co. has proposed to take a 2.098% equity stake in SMC Group, at an enterprise value of Rs. 3,500 crore (approximately $875 million).

The proposed transaction is expected to close by May 2008, after all necessary Board, Shareholder and Regulator approvals have been successfully obtained.

Subhash Chand Aggarwal, Chairman of SMC Group, said, “Bennett Coleman is a respected financial media and investment company in India. This transaction allows SMC Group to benefit from the extensive media and distribution capabilities of Bennett Coleman, and strengthen the value of our brand and awareness of our products and services throughout India.”

F. Jacob Cherian, Chairman & CEO of MIAC added, “SMC Group continues to be one of the fastest growing retail financial services companies in India, and we are pleased to have Bennett Coleman participate in further accelerating the growth of SMC. Given their similar investments in marquee companies in India such as Pantaloon and India Infoline, to name just a few, their interest in SMC Group ratifies our belief in the fundamental strength of the company and its management team.”

Based in New Delhi, SMC Group is a full service financial services firm. Its products and services include institutional and retail brokerage, equity and commodity research, equity, commodity and derivative trading, on-line trading services, merchant banking, investment banking, custodial services, clearing services, and insurance brokerage. For the year ended March 31, 2007, it was one of the most active trading firms in India, averaging over 130,000 trades per day and handled over $100 billion in customer transactions. SMC Group continues to grow, and has one of the largest retail investor networks in India today, serving the needs of a total of 400,000 investors presently, having added 150,000 customers to-date in FY08. The retail distribution footprint in India has expanded as well, adding 372 locations, taking the total to 1,175 locations. Currently, the SMC Group has approximately 1,800 employees and a rapidly expanding retail distribution network of more than 7,500 independent financial advisors, in over 300 cities across the India. More information regarding the SMC Group can be found at www.smcindiaonline.com.

Bennett, Coleman & Co. Ltd. is the largest media group in India, owned by the Sahu Jain family, also known as The Times Group. It is best known as the publisher of English daily, The Times of India. This company, along with its other group companies, are more popularly known as The Times Group, which also publish The Economic Times (a leading financial broadsheet), Mumbai Mirror, the Navbharat Times (a Hindi daily broadsheet), Sandhya Times, and the Maharashtra Times (a Marathi daily broadsheet).

The Times Group has very recently added TIMES NOW a 24-hour English news channel to its chain of news organisations. TIMES NOW is a collaboration between Times Group and Reuters. It also owns Radio Mirchi, a popular FM Radio brand in India and Indiatimes, a popular Indian portal.

Bennett Coleman is also an investor in leading Indian companies, and has an investment portfolio of over 650 investments currently.

MIAC

MIAC’s is a closed-end mutual fund registered under the Investment Company Act of 1940, as amended.  MIAC’s principal asset is its ownership of a 14.75% equity interest, before any proposed acquisition by Bennett Coleman, in each of SMC Global Securities Limited (“SMC”) and SAM Global Securities Limited (“SAM”).  SMC and SAM are referred to herein as the SMC Group. These interests were acquired on January 21, 2008 for the aggregate fixed sum of INR 1,638,996,077, or approximately $41,514,592 (at an exchange rate of $1.00=INR 39.48 as of December 18, 2007).  The remainder of MIAC’s assets are invested in cash and cash equivalents.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about MIAC and SMC Group. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MIAC’s and SMC Group’s management, are subject to risks and uncertainties which could cause actual results to differ from the forward-looking statements. Actual results to differ from those set forth in the forward-looking statements due to a number of factors, including but not limited to a material variation in the assumptions upon which any projections or forward-looking statements are based, as well as other relevant risks and uncertainties discussed in MIAC’s annual report on Form N-CSR for the year ended December 31, 2007.

The information set forth herein should be read in light of such risks. Additionally, any information of SMC Group and Bennett Coleman is provided by SMC Group and financial information of SMC Group is prepared by SMC Group and derived from financial statements prepared in accordance with Indian generally accepted accounting principles. Such financial information does not conform to SEC Regulation S-X.  Statements included in this press release are based upon information known to MIAC as of the date that this press release, and MIAC assumes no obligation to update or alter our forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

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For further information, please contact:

F. Jacob Cherian
Chief Executive Officer
Millennium India Acquisition Company, Inc.
(516) 327-6079